Exhibit 99.1

PRESS RELEASE
For Immediate Release

CAPITAL ENVIRONMENTAL ANNOUNCES
$160 MILLION DEBT ISSUANCE

BURLINGTON, ON (April 14, 2004) — Capital Environmental Resource Inc. (NASDAQ: CERI) today announced that it is planning an offering of $160 million of senior subordinated notes to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933. The issuer of the notes will be Waste Services, Inc., the Delaware corporation that will be the ultimate parent company of Capital’s businesses upon completion of the previously announced migration transaction.

The Company intends to use the net proceeds from the offering, together with borrowings under an anticipated new senior secured credit facilities and funds raised under an anticipated private equity placement, to pay down the existing credit facilities and to complete the previously announced acquisitions in Florida.

The senior subordinated notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes.

For information contact:

Mark A. Pytosh
Executive Vice President
480-734-2600